Product Supplement No. STOCK ARN-1	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated December 8, 2025	Registration Statement Nos. 333-290665
and Series A MTN Prospectus Supplement dated December 8, 2025)	and 333-290665-01
January 15, 2026

BofA Finance LLC

Accelerated Return Notes® “ARNs®” Linked to One or More Equity Securities

Fully and Unconditionally Guaranteed by Bank of America Corporation

•	The ARNs are unsecured senior debt securities issued by BofA Finance LLC, (the “Issuer”), a direct, wholly-owned finance subsidiary of Bank of America Corporation (the “Guarantor”). Any payment due on the ARNs is fully and unconditionally guaranteed by the Guarantor. Any payments due on the ARNs, including any repayment of principal, will be subject to the credit risk of BofA Finance LLC, as issuer of the ARNs, and the credit risk of Bank of America Corporation, as guarantor of the ARNs.
•	The ARNs do not guarantee the return of principal at maturity, and we will not pay interest on the ARNs. Instead, the return on the ARNs will be based on the performance of an underlying “Market Measure,” which will be either the common equity securities or American Depositary Receipts (“ADRs”) of a company other than us and our affiliates (the “Underlying Stock”). The Market Measure may also consist of a “Basket” of two or more Underlying Stocks.
•	The ARNs provide an opportunity to earn a multiple (which will be 3 times, unless otherwise set forth in the applicable term sheet) of the positive performance of the Market Measure, up to a specified cap (the “Capped Value”), while exposing you to any negative performance of the Market Measure on a 1-to-1 basis.
•	If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined in “Summary” below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount of your ARNs plus a multiple of that increase, up to the Capped Value. If the value of the Market Measure does not change from its Starting Value to its Ending Value, you will receive a Redemption Amount that equals the principal amount.
•	If the value of the Market Measure decreases from its Starting Value to its Ending Value, you will be subject to 1-to-1 downside exposure to that decrease. In such a case, you will lose some or all of the principal amount of your ARNs.
•	This product supplement describes the general terms of the ARNs, the risk factors to consider before investing, the general manner in which the ARNs may be offered and sold, and other relevant information.
•	For each offering of the ARNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, the Participation Rate (as defined in “Summary” below) and certain risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.
•	The ARNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.
•	Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.
•	One or more of our affiliates, including BofA Securities, Inc. (“BofAS”), may act as our selling agents to offer the ARNs and will act in a principal capacity in such role.

The ARNs are unsecured and unsubordinated obligations of BofA Finance LLC and the related guarantee of the ARNs is an unsecured and unsubordinated obligation of Bank of America Corporation. The ARNs and the related guarantee are not savings accounts, deposits, or other obligations of a bank. The ARNs are not guaranteed by Bank of America, N.A. or any other bank, and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and may involve investment risks, including possible loss of principal. Potential purchasers of the ARNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page S-6 of the accompanying Series A MTN prospectus supplement, and page 7 of the accompanying prospectus. You may lose all or a significant portion of your investment in the ARNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

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ARNs® and “Accelerated Return Notes®” are the Guarantor’s registered service marks.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement and the accompanying prospectus supplement and prospectus, as well as the applicable term sheet.  None of us, the Guarantor or BofAS have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about the ARNs, you should not rely on it.

Key Terms:

General:

The ARNs are senior debt securities issued by BofA Finance LLC, and are not guaranteed or insured by the FDIC or secured by collateral. The ARNs are fully and unconditionally guaranteed by Bank of America Corporation. The ARNs will rank equally in right of payment with all other unsecured and unsubordinated obligations of BofA Finance LLC from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of the ARNs will rank equally in right of payment with all of Bank of America Corporation’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the ARNs, including any repayment of principal, are subject to the credit risk of BofA Finance LLC, as issuer of the ARNs, and the credit risk of Bank of America Corporation, as guarantor of the ARNs.

The return on the ARNs will be based on the performance of a Market Measure, and there is no guaranteed return of principal at maturity. Therefore, you will lose some or all of your principal amount if the value of the Market Measure decreases from the Starting Value to the Ending Value.

Each issue of the ARNs will mature on the date set forth in the applicable term sheet. We cannot redeem the ARNs at any earlier date, except under the limited circumstances set forth below in “Description of the ARNs—Anti-Dilution Adjustments—Reorganization Events”. We will not make any payments on the ARNs until maturity, and you will not receive any interest payments.

Market Measure:

The Underlying Stock of a company (the “Underlying Company”) represented either by a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by ADRs, which will be set forth in the applicable term sheet. ADRs are securities issued through depositary arrangements that represent non-U.S. equity securities registered under the Exchange Act. If an Underlying Stock is an ADR, references to “Underlying Company” of that Underlying Stock refer to the issuer of the shares underlying the ADR.

The Market Measure may consist of a group, or “Basket,” of Underlying Stocks. We refer to each Underlying Stock included in any Basket as a “Basket Stock.” If the Market Measure to which your ARNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the price of the Underlying Stock on the date when the ARNs are priced for initial sale to the public (the “pricing date”), determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of the ARNs—Basket Market Measures.”

The “Ending Value” will equal the Closing Market Price (as defined in “Description of the ARNs—The Starting Value and the Ending Value—Ending Value”) of the

Underlying Stock on the calculation day multiplied by its Price Multiplier (as defined in “Description of the ARNs—The Starting Value and the Ending Value—Ending Value) on that day.

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of the ARNs—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined in “Description of the ARNs – Market Disruption Events”) occurs and is continuing on the scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as described in “Description of the ARNs—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Ending Value of the Basket,” as applicable.

Participation Rate:	The rate at which investors participate in any increase in the value of the Market Measure, calculated as described in “Redemption Amount at Maturity” below. The Participation Rate will be 300% for the ARNs, unless otherwise set forth in the applicable term sheet.
Capped Value:	The maximum Redemption Amount. Your investment return is limited to the return represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of the ARNs.
Price Multiplier:	Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for each Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to that Underlying Stock as described in “Description of the ARNs—Anti-Dilution Adjustments.”
Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value. If the value of the Market Measure does not change from the Starting Value to the Ending Value, you will receive a Redemption Amount that equals the principal amount. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will be subject to 1-to-1 downside exposure to that decrease and will receive a Redemption Amount that is less than the principal amount and could be zero.

Any payments due on the ARNs, including any repayment of principal, are subject to our credit risk, as issuer of the ARNs, and the credit risk of Bank of America Corporation, as guarantor of the ARNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:	You may lose all or a significant portion of the principal amount of your ARNs. Further, if you are able to sell your ARNs prior to maturity, the price you may receive may be less than the price that you paid for your ARNs.

Calculation Agent:	The calculation agent will make all determinations associated with the ARNs. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, BofAS, or one of our other affiliates, to act as calculation agent for the ARNs. See “Description of the ARNs—Role of the Calculation Agent.”
Selling Agents:	One or more of our affiliates, including BofAS, will act as our selling agent(s) in connection with each offering of the ARNs and will receive a commission or an underwriting discount based on the number of units of the ARNs sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of the ARNs, and you should not rely on this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the ARNs.
Listing:	Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.
ERISA Considerations:	See “ERISA Considerations” beginning on page 98 of the accompanying prospectus.

This product supplement relates only to the ARNs and does not relate to any Underlying Stock described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the ARNs, to determine whether an investment in the ARNs is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with the accompanying prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

None of us, the Guarantor or any selling agent is making an offer to sell the ARNs in any jurisdiction where the offer or sale is not permitted.

Certain terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus supplement or prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to BofA Finance LLC, and not to Bank of America Corporation (or any other affiliate of ours).

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

RISK FACTORS

Your investment in the ARNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the ARNs should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the accompanying prospectus supplement and prospectus, in light of your particular circumstances. The ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of the ARNs or investments in equity or equity-based securities in general.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the ARNs at maturity. The return on the ARNs will be based on the performance of the Market Measure. If the Ending Value is less than the Starting Value, then you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your ARNs and could be zero.

Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure or Basket Stocks, as applicable. The appreciation potential of the ARNs is limited to the Capped Value. You will not receive a Redemption Amount greater than the Capped Value, regardless of the appreciation of the Market Measure. In contrast, a direct investment in the Market Measure or Basket Stocks, as applicable, would allow you to receive the full benefit of any appreciation in the value of the Market Measure.

In addition, unless otherwise set forth in the applicable term sheet or in the event of an adjustment as described in this product supplement under “Description of the ARNs—Anti-Dilution Adjustments,” the Ending Value will not reflect the value of dividends paid, or distributions made, on any Underlying Stock, or any other rights associated with any Underlying Stock. Thus, any return on the ARNs will not reflect the return you would realize if you actually owned shares of any Underlying Stock.

Payments on the ARNs are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the ARNs. The ARNs are our unsecured senior debt securities, the payment on which will be fully and unconditionally guaranteed by the Guarantor. The ARNs are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the Redemption Amount, including any repayment of principal, at maturity is dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the ARNs on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the maturity date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the ARNs.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the ARNs. However, because your return on the ARNs depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Market Measure, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the ARNs.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than on the calculation day. Changes in the value of the Market Measure during the term of the ARNs other than on the calculation day will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value.

If your ARNs are linked to a Basket, increases in the prices of one or more of the Basket Stocks may be offset by decreases in the prices of one or more of the other Basket Stocks. The Market Measure of your ARNs may be a Basket. In such a case, changes in the prices of one or more of the Basket Stocks may not correlate with changes in the prices of one or more of the other Basket Stocks. The prices of one or more Basket Stocks may increase, while the prices of one or more of the other Basket Stocks may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the price of one Basket Stock may be moderated or wholly offset by decreases or lesser increases in the prices of one or more of the other Basket Stocks. If the weightings of the applicable Basket Stocks are not equal, adverse changes in the prices of the Basket Stocks that are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your ARNs.

Your return on the ARNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on the ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Valuation- and Market-related Risks

The initial estimated value of the ARNs considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the ARNs, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the ARNs. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The public offering price you pay for the ARNs will exceed the initial estimated value. If you attempt to sell the ARNs prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Market Measure, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and an expected hedging-related charge. These factors, together with various credit, market and economic factors over the term of the ARNs, are expected to reduce the price at which you may be able to sell the ARNs in any secondary market and will affect the value of the ARNs in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofAS or any of our other affiliates would be willing to purchase your ARNs in any secondary market (if any exists) at any time. The value of your ARNs at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and the Guarantor’s creditworthiness and changes in market conditions.

We cannot assure you that there will be a trading market for your ARNs. If a secondary market exists, we cannot predict how the ARNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for the ARNs will depend on various factors, including the Guarantor’s financial performance and changes in the value of the Market Measure. The number of potential buyers of your ARNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.

We anticipate that one or more of the selling agents or their affiliates will act as a market-maker for the ARNs that it offers, but none of them is required to do so and may cease to do so at any time for any reason. Any price at which a selling agent or its affiliates may bid for, offer, purchase, or sell any ARNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transaction costs may adversely affect the prices, if any, at which those ARNs might otherwise trade in the market. In addition, if at any time any selling agent or its affiliates were to cease acting as a market-maker for any issue of the ARNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those ARNs could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list the ARNs on any securities exchange or quotation system. Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for their entire term. The listing of the ARNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, or, if a trading market does develop, that there will be liquidity in the trading market.

The ARNs are not designed to be short-term trading instruments, and if you attempt to sell the ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The ARNs are not designed to be short-term trading instruments. You have no right to have your ARNs redeemed prior to maturity. If you wish to liquidate your investment in the ARNs prior to maturity, your only option would be to sell them in the secondary market. At that time, there may be an illiquid market for your ARNs or no market at all. Even if you were able to sell your ARNs, there are many factors outside of our control that may adversely affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the impact of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of the ARNs, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of the ARNs prior to maturity generally will depend to a significant extent on the value of the Market Measure.

In general, it is expected that the market value of the ARNs will decrease as the value of the Market Measure decreases; however, as the value of the Market Measure increases, the market value of the ARNs may decrease or may not increase at the same rate. If you sell your ARNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your ARNs.

In addition, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that the ARNs will trade in any secondary market at a price that is greater than the Capped Value.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the ARNs may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the ARNs. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the ARNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.
•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, regulatory and judicial events, natural disasters, acts of terrorism or war, and related uncertainties that affect stock or commodity markets generally, may adversely affect the value of the Market Measure and the market value of the ARNs. If an Underlying Stock is an ADR, the value of your ARNs may also be adversely affected by similar events in the markets of the relevant foreign country.
•	Interest Rates. We expect that changes in interest rates will affect the market value of the ARNs. In general, if U.S. interest rates increase, we expect that the market value of the ARNs will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the ARNs. The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure, and, thus, the market value of the ARNs may be adversely affected. If any Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the value of the ADR, and, thus, the market value of the ARNs may be adversely affected.
•	Dividend Yields. In general, if the cumulative dividend yield on any Underlying Stock or Basket Stock, as applicable, increases, we anticipate that the market value of the ARNs will decrease.
•	Our and the Guarantor’s Financial Condition and Creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the ARNs. We generally expect that any actual or anticipated decreases in our respective credit ratings will affect the market value of the ARNs based on the time remaining until maturity, with a greater impact the longer the time to maturity. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our or the Guarantor’s credit ratings will not necessarily increase the market value of the ARNs.

•	Time to Maturity. There may be a disparity between the market value of the ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of the ARNs will approach the expected Redemption Amount to be paid at maturity.

Conflict-related Risks

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including the selling agents, may adversely affect your return on the ARNs and their market value. We, the Guarantor and our other affiliates, including the selling agents, may buy or sell shares of any Underlying Stock, or futures or options contracts or exchange-traded instruments on any Underlying Stock, or other listed or over-the-counter derivative instruments whose value is derived from any Underlying Stock. We, the Guarantor and any of our other affiliates, including the selling agents, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the ARNs. These transactions could adversely affect the price of an Underlying Stock in a manner that could be adverse to your investment in the ARNs. On or before the applicable pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including the selling agents, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the ARNs), may have the effect of increasing the price of an Underlying Stock. Consequently, the price of that Underlying Stock may decrease subsequent to the pricing date of an issue of the ARNs, which may adversely affect the market value of the ARNs.

We, the Guarantor, or one or more of our other affiliates, including the selling agents, also expect to engage in hedging activities that could have the effect of increasing the price of an Underlying Stock on the applicable pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your ARNs prior to maturity, including on the calculation day, and may reduce the Redemption Amount. We, the Guarantor, or one or more of our other affiliates, including the selling agents, may purchase or otherwise acquire a long or short position in the ARNs or any Underlying Stock, and may hold or resell the ARNs or any Underlying Stock. For example, the selling agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the price of any Underlying Stock , the market value of your ARNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the Guarantor and any of our other affiliates, including the selling agents, may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agents, may engage in trading activities related to an Underlying Stock that are not for your account or on your behalf. We, the Guarantor, or one or more of our other affiliates, including the selling agents, also may issue or underwrite other financial instruments with returns based upon an Underlying Stock. These trading and other business activities may present a conflict of interest between your interest in the ARNs and the interests we, the Guarantor, and our other affiliates, including the selling agents, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the price of an Underlying Stock or secondary trading in your ARNs, could be adverse to your interests as a beneficial owner of the ARNs.

We, the Guarantor and one or more of our other affiliates, including the selling agents, expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the ARNs. We, the Guarantor, or our other affiliates, including the selling agents, also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the ARNs. We may enter into such hedging arrangements with one or more of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the ARNs and an Underlying Stock. This hedging activity is expected to result in a profit for those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the Guarantor and our affiliates, including the selling agents, will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the ARNs increases or decreases or whether the payment on the ARNs, if any, may be adversely affected. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and any of our other affiliates, including the selling agents, receive for the sale of the ARNs, which creates an additional incentive to sell the ARNs to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the ARNs and, as such, will have the discretion to determine the Starting Value, the Price Multiplier, the Ending Value and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, in connection with judgments that it would be required to make if certain corporate events occur with respect to any Underlying Stock, or in connection with the exercise of discretion that could adversely affect the value of your ARNs such as the kind described under “—Trading and hedging activities by us, the Guarantor and any of our other affiliates, including the selling agents, may adversely affect your return on the ARNs and their market value” and “—Our trading, hedging and other business activities, and those of the Guarantor and any of our other affiliates, including the selling agents, may create conflicts of interest with you” above. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise. None of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder of the ARNs in taking any action that might affect the value of the ARNs.

Market Measure-related Risks

You must rely on your own evaluation of the merits of an investment linked to any applicable Underlying Stock. In the ordinary course of business, our affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on the views expressed by our affiliates.

You will have no rights as a security holder of, you will have no rights to receive any shares of any Underlying Stock of, and you will not be entitled to dividends or other distributions by, any Underlying Company. The ARNs are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer, other than the related guarantees, which are the securities of the Guarantor. Investing in the ARNs will not make you a holder of shares of any Underlying Stock. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to any Underlying Stock. As a result, the return on your ARNs may not reflect the return you would realize if you actually owned shares of an Underlying Stock and received the dividends paid or other distributions made in connection with them. Your ARNs will be paid in cash and you have no right to receive shares of any Underlying Stock.

If shares of an Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your ARNs, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.
•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, public health, natural disasters, acts of terrorism or war and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable. Additionally, the accounting, auditing and financial reporting standards and requirements applicable to companies in foreign countries may differ from those applicable to U.S. reporting companies.

The historical performance of an Underlying Stock should not be taken as an indication of its performance during the term of the ARNs. An Underlying Stock may perform better or worse during the term of the ARNs than it has historically. The historical performance of an Underlying Stock, including any historical performance set forth in the applicable term sheet, should not be taken as an indication of its future performance.

We, the Guarantor and any of our other affiliates, including the selling agents, do not control any Underlying Company and have not verified any disclosure made by any Underlying Company. We, the Guarantor or our other affiliates, including the selling agents, currently, or in the future, may engage in business with any Underlying Company, and we, the Guarantor or our affiliates, including the selling agents, may from time to time own securities of any Underlying Company. However, none of us, the Guarantor nor any of our other affiliates, including the selling agents, have the ability to control any actions of any Underlying Company or have undertaken any independent review of, or made any due diligence inquiry with respect to, any Underlying Company. Unless otherwise specified therein, any information in the applicable term sheet regarding an Underlying Company is derived from publicly available information. You should make your own investigation into any Underlying Stock and any Underlying Company.

The business activities of us, the Guarantor and any of our other affiliates, including the selling agents, relating to any Underlying Company may create conflicts of interest with you. We, the Guarantor and our other affiliates, including the selling agents, at the time of any offering of the ARNs or in the future, may engage in business with any Underlying Company, including making loans to or equity investments in, or providing investment banking, asset management, or other services to that Underlying Company, its affiliates, and its competitors.

In connection with these activities, we, the Guarantor or our other affiliates, including the selling agents, may receive information about those companies that we or they will not divulge to you or other third parties. One or more of our affiliates may have published, and in the future may publish, research reports on one or more of these companies. The selling agents may also publish research reports relating to our or our affiliates’ securities, including the ARNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs. Any of these activities may adversely affect the price of an Underlying Stock and, consequently, the market value of your ARNs. None of us, the Guarantor nor any of our other affiliates, including the selling agents, makes any representation to any purchasers of the ARNs regarding any matters whatsoever relating to any Underlying Stock or any Underlying Company. Any prospective purchaser of the ARNs should undertake an independent investigation into an Underlying Stock and an Underlying Company to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the ARNs. The selection of an Underlying Stock does not reflect any investment recommendations from us, the Guarantor or our other affiliates, including the selling agents.

An Underlying Company will have no obligations relating to the ARNs and none of us, the Guarantor nor any of our other affiliates, including the selling agents, will perform any due diligence procedures with respect to any Underlying Company. An Underlying Company will not have any financial or legal obligation with respect to the ARNs or the amounts to be paid to you, including any obligation to take our interest or the interests of holders of the ARNs into consideration for any reason, including when taking any corporate actions that might adversely affect the price of an Underlying Stock or the value of the ARNs. An Underlying Company will not receive any of the proceeds from any offering of the ARNs, and will not be responsible for, or participate in, the offering of the ARNs. No Underlying Company will be responsible for, or participate in, the determination or calculation of any payments on the ARNs.

None of us, the Guarantor nor any of our other affiliates, including the selling agents, will conduct any due diligence inquiry with respect to any Underlying Stock in connection with an offering of the ARNs. None of us, the Guarantor nor any of our other affiliates, including the selling agents, has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Underlying Stock or any Underlying Company or as to the future performance of any Underlying Stock. Any prospective purchaser of the ARNs should undertake such independent investigation of any Underlying Stock and any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the ARNs.

The Price Multiplier or other terms of the ARNs will not be adjusted for all corporate events that could affect an Underlying Company. The Price Multiplier, the Ending Value, the Redemption Amount, and other terms of the ARNs may be adjusted for specified corporate events affecting an Underlying Stock, as described in the section entitled “Description of the ARNs—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the Price Multiplier of an Underlying Stock or other terms of the ARNs may adversely affect the Closing Market Price of that Underlying Stock, the Ending Value and the Redemption Amount, and, as a result, the market value of the ARNs.

Risks Relating to Underlying Stocks That Are ADRs

If your ARNs are linked to an Underlying Stock that is an ADR, the value of such ADR may not accurately track the value of the common shares of the related Underlying Company. If an Underlying Stock is an ADR, each ADR will represent common shares of the relevant Underlying Company. However, the return on your ARNs will be linked to the value of the ADR and not the common shares represented by the ADR. Generally, ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the relevant Underlying Company and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares. As a result, the performance of an ADR may not match the performance of the common shares represented by the ADR over the same period. Because of this variance, the return on the ARNs, to the extent dependent on the return of an Underlying Stock that is an ADR, may not be the same as an investment directly in the common shares represented by such ADR or the same as a debt security with a payment at maturity linked to the performance of the common shares represented by such ADR.

Exchange rate movements may adversely affect the value of an Underlying Stock that is an ADR. If an Underlying Stock is an ADR, the market price of that Underlying Stock will generally track the U.S. dollar value of the market price of its underlying common shares. Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of the underlying common shares remains stable or increases, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have an adverse impact on the value of that Underlying Stock and consequently, the value of your ARNs and the amount payable on the ARNs.

Adverse trading conditions in the applicable non-U.S. market may adversely affect the value of an Underlying Stock that is an ADR. Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the

ADRs, which may adversely affect the value of such ADRs and, consequently, the value of your ARNs.

Delisting of an Underlying Stock that is an ADR may adversely affect the value of the ARNs. If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in a successor to the Over-The-Counter Bulletin Board (an “OTC Exchange”), or if the ADR facility between the relevant Underlying Company and the ADR depositary is terminated for any reason, that Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of the Underlying Stock by reference to those common shares, as described below under “Description of the ARNs—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of the ARNs and the Redemption Amount.

Other Risk Factors Relating to an Underlying Stock

The applicable term sheet may set forth additional risk factors as to an Underlying Stock that you should review prior to purchasing the ARNs.

Tax-related Risks

The U.S. federal income tax consequences of an investment in the ARNs are uncertain, and may be adverse to a holder of the ARNs. No statutory, judicial, or administrative authority directly addresses the characterization of the ARNs or securities similar to the ARNs for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ARNs are not certain. Under the terms of the ARNs, you will have agreed with us to treat the ARNs as single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the ARNs, the timing and character of gain or loss with respect to the ARNs may differ. No ruling will be requested from the IRS with respect to the ARNs and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the ARNs.

USE OF PROCEEDS

Unless otherwise specified in the applicable term sheet, we intend to lend the net proceeds we receive from each sale of the ARNs to the Guarantor and/or its other subsidiaries. Unless otherwise specified in the applicable term sheet, the Guarantor expects that it and/or its subsidiaries will use the proceeds from these loans to provide additional funds for operations and for other general corporate purposes. In addition, we may use a portion of the net proceeds from the sale of the ARNs to hedge our obligations under the ARNs by entering into hedging arrangements with the Guarantor and / or the Guarantor’s other subsidiaries.

See "Use of Proceeds" in the accompanying prospectus.

DESCRIPTION OF THE ARNS

General

Each issue of the ARNs will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” that will be issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of the ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities of BofA Finance LLC” in the prospectus. These documents should be read in connection with the applicable term sheet.

Our payment obligations on the ARNs are fully and unconditionally guaranteed by the Guarantor. The ARNs will rank equally in right of payment with all of our other unsecured and unsubordinated obligations from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of the ARNs will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor from time to time outstanding, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the ARNs, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of Bank of America Corporation, as guarantor.

The maturity date of the ARNs and the aggregate principal amount of each issue of the ARNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day (as defined in the accompanying prospectus supplement in “Description of the Notes—Payment of Principal, Interest and Other Amounts Payable—Business Day Conventions”), we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on the ARNs. The ARNs do not guarantee the return of principal at maturity. The ARNs will be payable only in U.S. dollars.

Prior to the maturity date, the ARNs are not redeemable by us, except under the limited circumstances set forth below under “—Anti-Dilution Adjustments—Reorganization Events”, or repayable at the option of any holder. The ARNs are not subject to any sinking fund.

We will issue the ARNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the ARNs will be set forth in the applicable term sheet. You may transfer the ARNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the ARNs and the credit risk of Bank of America Corporation as guarantor of the ARNs, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

However, the Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

•	If the Ending Value is less than or equal to the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

Your participation in any upside performance of the Market Measure underlying your ARNs will also be impacted by the Participation Rate. Unless otherwise set forth in the applicable term sheet, the “Participation Rate” applicable to your ARNs will be 300%.

The applicable term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical prices of the Underlying Stock(s). However, historical prices of any Underlying Stock are not indicative of its future performance or the performance of your ARNs.

An investment in the ARNs does not entitle you to any ownership interest in or any other rights with respect to the Underlying Stock, including any voting rights, or any dividends paid or other distributions made by any Underlying Company.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the price of the Underlying Stock on the pricing date, determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the Closing Market Price of the Underlying Stock on the calculation day multiplied by its Price Multiplier on that day.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures—Ending Value of the Basket.”

The “calculation day” means a scheduled trading day shortly before the maturity date. The calculation day will be set forth in the applicable term sheet.

A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), the Nasdaq Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

If the scheduled calculation day is not a trading day or there is a Market Disruption Event on the scheduled calculation day with respect to an Underlying Stock, the calculation day will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Closing Market Price of that Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day.

The “Closing Market Price” for one share of an Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following:

•	if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;
•	if such Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in any other U.S. national market system, the last reported sale price, regular way, of the principal trading session on that day on the U.S. national market system that is the primary market for the trading of such Underlying Stock (or such other security);
•	if the Underlying Stock (or such other security) and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or
•	if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our other affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

Unless otherwise set forth in the applicable term sheet, for any applicable trading day under the terms of the ARNs, the value of an Underlying Stock will be determined by multiplying its Closing Market Price on that day by its Price Multiplier. The initial “Price Multiplier” for an Underlying Stock will be 1, unless otherwise set forth in the applicable term sheet. The Price Multiplier for each Underlying Stock will be subject to adjustment for certain corporate events relating to that Underlying Stock, as described in “—Anti-Dilution Adjustments.”

Market Disruption Events

As to any Underlying Stock (which, for purposes of this section includes any “successor Underlying Stock,” which refers to the common equity securities or the ADRs of any Successor Entity (as defined below in “—Anti-Dilution Adjustments—Reorganization Events”)), a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or
(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, in options contracts or futures contracts related to the shares of the Underlying Stock on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock or any successor underlying stock as determined by the calculation agent (without taking into account any extended or after-hours trading session).

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;
(2)	a decision to permanently discontinue trading in the shares of the Underlying Stock or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;
(3)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;
(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and
(5)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to any Underlying Stock (which, for purposes of this section includes any successor Underlying Stock), the calculation agent, in its sole discretion, may adjust the Price Multiplier

(and as a result, affect the Ending Value), and any other terms of the ARNs (such as the Starting Value), if an event described below occurs after the applicable pricing date and on or before the calculation day and if the calculation agent determines that such an event has a dilutive or concentrative effect on the theoretical value of the shares of the Underlying Stock.

The Price Multiplier for any Underlying Stock resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require an adjustment of the Price Multiplier. The required adjustments specified below do not cover all events that could affect any Underlying Stock.

No adjustments to the Price Multiplier for any Underlying Stock or any other terms of the ARNs will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the ARNs to reflect changes to any Underlying Stock if the calculation agent determines in good faith and in a commercially reasonable manner that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for any Underlying Stock or any other terms of the ARNs and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by any Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for any Underlying Stock by the Underlying Company.

Following certain corporate events relating to an Underlying Stock, where the Underlying Company is not the surviving entity, any payment you receive on the ARNs may be based on the equity securities of a successor to the Underlying Company or on any cash or other assets distributed to holders of the Underlying Stock in such corporate event.

Following an event that results in an adjustment to the Price Multiplier for any Underlying Stock or any of the other terms of the ARNs, the calculation agent may (but is not required to) provide holders of the ARNs with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the ARNs, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier for any Underlying Stock (and as a result, affect the Ending Value), and any other terms of the ARNs (such as the Starting Value), as a result of certain events related to an Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If an Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the applicable Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and
•	the number of shares that a holder of one share of the Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Stock Dividends. If an Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend or distribution has become effective and the Underlying Stock is trading ex-dividend, the applicable Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and
•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends. There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to an Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the applicable Price Multiplier will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and
•	a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•	in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or
•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Underlying Stock described in “—Issuance of Transferable Rights or Warrants” below or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If an Underlying Company issues to all holders of record of the Underlying Stock transferable rights or warrants to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder rights plan or arrangement, then the applicable Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and
•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid. If no bid prices are provided from any dealers, the cash value of such warrants or rights will be determined by the calculation agent in its sole discretion, taking into account any information that it deems relevant.

Reorganization Events

If after the pricing date and on or prior to the calculation day, as to any Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;
(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;
(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;
(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;
(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;
(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;
(h)	the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or
(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or the method of determining the Redemption Amount or any other terms of the ARNs as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the ARNs of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the ARNs), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment.

If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the ARNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of acceleration were the stated maturity date of the ARNs and as though the calculation day were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of the ARNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of acceleration were the stated maturity date of the ARNs, and as though the calculation day were the fifth trading day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

For purposes of the anti-dilution adjustments set forth above, if an Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above. For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two. Unless otherwise specified in the applicable term sheet, with respect to ARNs linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.

The calculation agent may determine not to make an adjustment if:

(A)	holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the ARNs had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or
(B)	to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the ARNs as the calculation agent determines commercially reasonable to account for that event.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier for any Underlying Stock or to the other terms of the ARNs, including the method of determining the Redemption Amount, described in this section, but may instead make adjustments, in its discretion, to the Price Multiplier for any Underlying Stock or any other terms of the ARNs (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on an Underlying Stock or any successor common stock. For example, if an Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on that Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the ARNs as if the Price Multiplier had been adjusted.

Delisting of ADRs or Termination of ADR Facility

If an Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in an OTC Exchange, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the ARNs as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Information Regarding Underlying Stock

Any information regarding any Underlying Stock or any Underlying Company will be derived from publicly available documents. Any Underlying Stock, including an ADR, will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. None of us, the Guarantor or any of our other affiliates will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of an Underlying Stock is not a recommendation to buy or sell the Underlying Stock. None of us, the Guarantor or any of our other affiliates makes any representation to any purchaser of the ARNs as to the performance of any Underlying Stock.

Basket Market Measures

If the Market Measure to which your ARNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet. We will assign each Basket Stock a weighting (the “Initial Component Weight”) so that each Basket Stock represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Stocks may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Stock

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Stock on the applicable pricing date, based on the weighting of that Basket Stock. The Component Ratio for each Basket Stock will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Stock, multiplied by 100; divided by
•	the Closing Market Price of that Basket Stock on the applicable pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the applicable pricing date. The Component Ratios will not be revised subsequent to their determination on the applicable pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Stock in the event that Basket Stock is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the price of that Basket Stock had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios of a Basket, all of which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Stocks are Stock ABC, Stock XYZ, and Stock RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Stock	Initial Component Weight	Hypothetical Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Stock ABC	50.00%	50.00	1.00000000	50.00
Stock XYZ	25.00%	24.00	1.04166667	25.00
Stock RST	25.00%	10.00	2.50000000	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical Closing Market Price of each Basket Stock on the hypothetical pricing date.
(2)	The hypothetical Component Ratio for each Basket Stock equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical Closing Market Price of that Basket Stock on the hypothetical pricing date, with the result rounded to eight decimal places.

Ending Value of the Basket

The “Ending Value” of the Basket will be the value of the Basket on the calculation day. The value of the Basket will equal the sum of the products of the Closing Market Price of each Basket Stock on the calculation day (multiplied by its Price Multiplier on that day) multiplied by the Component Ratio for that Basket Stock. The value of the Basket will vary based on the increase or decrease in the price of each Basket Stock. Any increase in the price of a Basket Stock (assuming no change in the price of the other Basket Stock(s)) will result in an increase in the value of the Basket. Conversely, any decrease in the price of a Basket Stock (assuming no change in the price of the other Basket Stock(s)) will result in a decrease in the value of the Basket.

Unless otherwise specified in the applicable term sheet, if, for any Basket Stock (an “Affected Basket Stock”), (i) the scheduled calculation day is not a trading day or (ii) a Market Disruption Event occurs on the scheduled calculation day (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the prices of the Basket Stocks for that non-calculation day, and as a result, the Ending Value, as follows:

•	The Closing Market Price of each Basket Stock that is not an Affected Basket Stock will be its Closing Market Price on that non-calculation day.
•	The Closing Market Price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be determined in the same manner as described in the third to last paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Underlying Stock” will be deemed to be references to “Basket Stock.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Stock, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Price Multiplier(s), the Closing Market Price(s), the Redemption Amount, any Market Disruption Events, any anti-dilution adjustments, a successor Underlying Stock, business days, trading days and non-calculation days. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you, the Guarantor and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of our other affiliates as the calculation agent for each issue of the ARNs. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The ARNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the ARNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the ARNs are maintained in book-entry form.

Events of Default and Acceleration

Events of Default are defined in the senior indenture relating to the ARNs and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus. If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of the ARNs upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the ARNs and as if the fifth trading day prior to the date of acceleration were the calculation day. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the ARNs, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the ARNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates may act as our selling agent for any offering of the ARNs. The selling agents will act on a principal basis, as set forth in the applicable term sheet. Each selling agent will be a party to the distribution agreement described in “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-67 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate principal amount of the ARNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the ARNs.

None of the selling agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any ARNs. You should make your own investment decision regarding the ARNs after consulting with your legal, tax, and other advisors.

BofAS and any of our other affiliates may use this product supplement and the accompanying prospectus supplement and prospectus, together with the applicable term sheet, in a market-making transaction for any ARNs after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the ARNs supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with the ARNs are different than those described below, they will be described in the applicable term sheet.

Although the ARNs are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes. Accordingly throughout this discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the ARNs upon original issuance and will hold the ARNs as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the ARNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the ARNs, we intend to treat the ARNs for all tax purposes as single financial contracts with respect to the Market Measures and under the terms of the ARNs, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the ARNs in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the ARNs as single financial contracts with respect to the Market Measures. This discussion assumes that the ARNs constitute single financial contracts with respect to the Market Measures for U.S. federal income tax purposes. If the ARNs did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the ARNs is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the ARNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the ARNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this product supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the ARNs, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the ARNs.

We will not attempt to ascertain whether the issuer of any Underlying Stock would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the ARNs. You should refer to information filed with the SEC by the issuer of any Underlying Stock and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of the ARNs prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the ARNs. A U.S. Holder’s tax basis in the ARNs will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the ARNs for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the ARNs, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the ARNs. In particular, if the ARNs have a term that exceeds one year, the IRS could seek to subject the ARNs to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the ARNs would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or exchange of the ARNs generally would be treated as ordinary income, and any loss realized at maturity or upon a sale or exchange of the ARNs generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

If the ARNs have a term of one year or less, the IRS could assert that the ARNs are short-term debt instruments, with the result that the timing and character of income or loss on the ARNs might differ from the tax treatment described above. Among other things a U.S. holder who uses the accrual method of accounting generally would be required to accrue any original issue discount on an ARN on a straight-line basis. At maturity, or upon a sale or exchange, a U.S. holder using either a cash or accrual method of accounting generally would recognize taxable gain (all or a portion of which may be treated as ordinary income) or loss in an amount equal to the difference between the amount realized and such holder’s tax basis in the ARNs.

The IRS released Notice 2008-2 (the “Notice”) which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the ARNs. According to the Notice, the IRS and

Treasury are considering whether a holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the ARNs, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the ARNs.

Because of the absence of authority regarding the appropriate tax characterization of the ARNs, it is also possible that the IRS could seek to characterize the ARNs in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of the ARNs should be treated as ordinary gain or loss.

It is possible that the IRS could assert that a U.S. Holder’s holding period in respect of the ARNs should end on the applicable calculation day, even though such holder will not receive any amounts in respect of the ARNs prior to the maturity of the ARNs. In such case, if the applicable calculation day is not in excess of one year from the original issue date, a U.S. Holder may be treated as having a holding period in respect of the ARNs equal to one year or less, in which case any gain or loss such holder recognizes at such time would be treated as short-term capital gain or loss.

Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the ARNs, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the ARNs or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the ARNs is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, or upon sale or exchange of the ARNs, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the ARNs. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. We expect that the delta of the ARNs with respect to the Market Measure will not be one, and therefore, we expect that Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the ARNs issued before January 1, 2025. However, it is possible that the ARNs issued before January 1, 2025 could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Market Measure or the ARNs, and following such occurrence the ARNs could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Market Measure or the ARNs should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the ARNs and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the ARNs for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the ARNs to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the ARNs should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the ARNs are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the ARNs.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the ARNs.